THOMPSON	ATLANTA CINCINNATI COLUMBUS NEW YORK
HINE	BRUSSELS CLEVELAND DAYTON WASHINGTON, D.C.

April 24, 2008

Bertolet Capital Trust

1414 Sixth Avenue, Suite 900

New York, NY  10019

Re: Bertolet Capital Trust, File Nos. 333-102850 and 811-21291

Gentlemen:

A legal opinion that we prepared was filed with Post-Effective Amendment No. 4 to the Bertolet Capital Trust Registration Statement (the “Legal Opinion”).  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 6 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP